Exhibit 5.1
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2300
Houston, Texas 77002
March 9, 2007
Plains All American Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as counsel for Plains All American Pipeline, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 of the offer and issuance of an aggregate of 999,809 common units representing limited partner interests in the Partnership (the “Common Units”) that may be issued from time to time pursuant to grants made under the Plains All American PPX Successor Long-Term Incentive Plan (the “Plan”).
     In connection with the opinions expressed below, we have examined the Registration Statement, the Third Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), the Certificate of Limited Partnership of the Partnership (the “Certificate”) filed with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) in connection with the formation of the Partnership, and such other documents as we have deemed necessary or appropriate for purposes of this opinion.
     Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that the Common Units have been duly authorized and when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable, except as such non-assessability may be limited by Section 17-607 of the Act .
     The opinions expressed herein are qualified in the following respects:
     1. We have assumed, without independent verification, that the certificates for the Common Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units.
     2. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.
     3. This opinion is limited in all respects to federal law of the United States of America and the Delaware Act.
     We consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that this firm is in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and regulations of the Securities and Exchange Commission promulgated thereunder.
     This opinion is rendered on the date hereof and we disclaim any duty to advise you regarding any changes in the matters addressed herein.
Very truly yours,
/s/ Vinson & Elkins L.L.P.
VINSON & ELKINS L.L.P.